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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

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FOR IMMEDIATE RELEASE                   CONTACT:    Jay LaMarche
                                                    Chief Financial Officer,
                                                    ARIAD
                                                    (617) 494-0400

                                                    Tom Pearson (for media)
                                                    Pearson Communications
                                                    (610) 407-9260

                                                    Eytan Apter (for investors)
                                                    SmallCaps Online Group, LLC
                                                    (212) 554-4158

              ARIAD ANNOUNCES $75 MILLION EQUITY FINANCING FACILITY
                     AND $8 MILLION DIRECT EQUITY PLACEMENT

CAMBRIDGE, MA, JUNE 28, 2000 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that is has entered into a definitive agreement with Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") for an equity financing facility covering the sale of up to $75 million of the Company's common stock over the next eighteen months. These shares may be sold, at ARIAD's discretion, at a small discount to market at the time of sale. The total amount of investment is dependent, in part, on ARIAD's stock price, with ARIAD controlling the amount and timing of stock sold. In addition, ARIAD sold to Acqua Wellington 680,851 shares of its registered common stock for $8 million in a direct equity placement at $11.75 per share. Lehman Brothers acted as financial advisor to the Company for both transactions.

The funds raised in these financings will be used to accelerate the clinical development of ARIAD's products, including its regulated gene therapy product to treat graft-versus-host disease (GvHD) in allogeneic bone marrow transplantation, as well as the development of other therapeutic and genomics applications of its proprietary gene regulation technologies. Phase 2 clinical trials of ARIAD's GvHD product are underway in cancer patients at Hospital San Raffaele in Milan, Italy and are scheduled to begin at the Fred Hutchinson Cancer Research Center in Seattle, Washington.

ARIAD is developing two platform technologies for regulated gene therapy. The ARIAD Regulated Gene Expression Technology (ARGENT(TM)) system provides sustained, long-term delivery of proteins, such as erythropoietin (for treatment of anemia), interferons (for cancer and multiple sclerosis), and Factors VIII and IX (for hemophilia). ARIAD's Regulated Accumulation of Proteins for Immediate Delivery (RAPID(TM)) technology permits immediate, pulsatile delivery of proteins, such as insulin (for diabetes) and endorphins (for pain).

"This financing commitment gives us the ability to access capital as needed and to focus on strategies that will enhance shareholder value. Top-tier biotechnology companies such as GelTex, Aviron, and Isis have entered into similar equity financing facilities with Acqua Wellington. With increased financial resources, we will be better positioned to move our products quickly through development and to seek regulatory approvals, to acquire products, vectors and therapeutic genes that augment our core programs, and to pursue strong strategic partnerships," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

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"Yesterday's announcement on the sequencing of the human genome highlights the commercial opportunities to use ARIAD's gene regulation technologies in deciphering the function of newly sequenced human genes," added Dr. Berger.

ARIAD Pharmaceuticals, Inc. (www.ariad.com) is a leader in the discovery and development of gene therapy, cell therapy, stem cell therapy and protein therapy products featuring dose-dependent regulation by small-molecule drugs, as well as small-molecule inhibitors of signal transduction.

Acqua Wellington Asset Management, LLC acts as the advisor to the Acqua Wellington Family of Funds, which is targeted at investment opportunities among mid-cap and small-cap publicly traded companies in domestic and global markets. Their primary focus is in the technology and life-science sectors.

Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, which include, but are not limited to, risks and uncertainties regarding the Company's preclinical studies, the ability of the Company to conduct clinical trials of its products and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission.

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